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                                                                    Exhibit 99.1


WEDNESDAY MAY 31, 2:02 PM EASTERN TIME

COMPANY PRESS RELEASE

     SOURCE: E.piphany, Inc.

E.PIPHANY COMPLETES ACQUISITION OF OCTANE SOFTWARE

COMPANY ALSO COMPLETES ACQUISITION OF iLEVERAGE


     SAN MATEO, Calif., May 31/PRNewswire/ -- E.piphany, Inc. (Nasdaq: EPNY - news), a leading provider of customer-focused analytic, campaign management and real-time personalization applications, today announced that its shareholders have approved the acquisition of privately-held Octane Software, Inc., a next-generation provider of multi-channel customer care applications for sales, service and support. Under the terms of the agreement, E.piphany will issue up to approximately 12.8 million shares of its common stock for all of Octane's outstanding shares of stock and shares underlying options to purchase Octane stock. The transaction is being accounted for as a purchase.

     The company also announced that it has completed the acquisition of iLeverage Corporation. Under the terms of the agreement, completed on May 1, 2000, E.piphany will issue 181,649 shares of its common stock to the holders of securities of iLeverage. The transaction is being accounted for as a purchase.

     About E.piphany

     E.piphany is the leading provider of customer-focused analytic, campaign management and real-time personalization software solutions. E.piphany's E.4 system creates a single, enterprise-wide view of each customer, enabling insight and personalized action across all points of interaction. The E.piphany
E.4 system combines best-of-breed data extraction, data warehousing, reporting, data mining, campaign management and real-time personalization into an integrated, Web-based platform that eliminates the need to assemble and maintain multiple software tools from various vendors. Using the E.4 system, companies can analyze customer characteristics and preferences, power targeted marketing campaigns and improve each customer interaction with real-time personalization and product recommendations. E.piphany employs more than 700 full-time employees and is headquartered in San Mateo, California, with its European headquarters in the United Kingdom. E.piphany can be reached at 877-764-4163 or on the Web at www.epiphany.com.

     NOTE: E.piphany, E.4 and the E.piphany logo are trademarks of E.piphany, Inc.